[SELECTIVE LOGO]


                              Selective Insurance
                              40 Wantage Avenue
                              Branchville, New Jersey 07890
                              www.selective.com


FOR IMMEDIATE RELEASE:
Media Contact: Sharon Cooper
973-948-1324, 888-400-5307(pager)
sharon.cooper@selective.com

Investor Contact: Dale Thatcher
973-948-1774, dale.thatcher@selective.com


                       SELECTIVE INSURANCE GROUP ANNOUNCES
                 PROPOSED PRIVATE OFFERING OF CONVERTIBLE NOTES

Branchville, NJ - Sept. 16, 2002 - Selective Insurance Group, Inc. (Nasdaq:
SIGI), announced today that it is seeking to raise, subject to market and other conditions, $100 million through a private offering of convertible notes (such amount does not give effect to an option to be granted to the initial purchasers to acquire additional notes in the amount of $15 million). The notes are convertible into shares of the Company's common stock and mature in 2032.

The offering will be made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933. The Company intends to contribute $60 million (approximately $72 million if the initial purchasers' over allotment option is exercised in full) of the net proceeds to an irrevocable trust to provide for certain payment obligations in respect of the Company's outstanding debt obligations. The Company intends to use the remainder of the net proceeds of the offering for general corporate purposes, which may include additions to the capital of the Company's insurance operating subsidiaries.

The securities to be offered have not been registered under the Securities Act of 1933 or any state securities laws, and unless so registered may not be offered or sold in the United States, except pursuant to an exemption from, or in a transaction not subject to the registration requirements of the Securities Act of 1933 and applicable state securities laws.

Selective Insurance Group, Inc., headquartered in Branchville, New Jersey, is a holding company for five property/casualty insurance companies that offer primary and alternative market insurance for commercial and personal risks. The insurance companies are rated "A+" (Superior) by A.M. Best. The company offers medical claim management services to insurance companies and other businesses through Alta Services LLC, a managed care organization, and through Consumer Health Network Plus, LLC, (CHN), a medical provider network; human resource administration services and risk management products and services through Selective HR Solutions, Inc.; and flood insurance policy, administration and claim services through the National Flood Insurance Program, through FloodConnect, LLC; Selective maintains a website at www.selective.com.

                                       ###